Exhibit (p)(45)

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Codes of Ethics

Relevant Rules:	Rule 204A-1 under the Investment Adviser Act

Rules Summary:

Registered Investment Advisers are required to adopt codes of ethics. The code of ethics must set forth standards of conduct expected of advisory personnel and address conflicts that arise from personal trading by advisory personnel.

This Code of Ethics, which is also delivered separately to all covered persons in accordance with Rule 204A-1 of the Advisers Act, sets forth the policies and procedures of BlueBay regarding business ethics, conflicts of interest and personal account dealing. The conduct of covered persons both inside and outside BlueBay must be that BlueBay’s clients always come first and that such individual must avoid any abuse of his or her position of trust and responsibility. Everyone is expected to adhere to the highest standards of professional and ethical conduct and must avoid any situation that may give rise to an actual or potential conflict of interest, or the appearance of a conflict, with a client’s interests.

Regulators have also made it clear that firms which demonstrate ethical behaviour will enjoy a better regulatory relationship. It is critical that you follow not only the letter of the law, but also the spirit of the law. In the absence of a specific regulation, staff should always act ethically and in accordance with BlueBay’s Code of Ethics and also the Code of Conduct of RBC. All covered persons are required to report any violations of the BlueBay Code of Ethics promptly to the Compliance Officer.

Failure to comply with these policies and procedures may subject you to civil and criminal liabilities, penalties or fines, imprisonment, legal prohibition against further employment in the securities industry and internal disciplinary actions, including dismissal from employment for cause. In the event of dismissal for cause, you may lose certain benefits from BlueBay and/or under applicable unemployment insurance laws. BlueBay will investigate any matter for which the facts suggest that the Code of Ethics may have been violated.

The reputation of BlueBay is critical to ensure the confidence of its clients.

BlueBay’s Code of Ethics

BlueBay’s Code of Ethics requires you to:

•	act with integrity, competence, diligence, respect and in an ethical manner with clients/investors, prospective clients/investors, and all other persons with whom you deal in the course of your business activities;

•	place the interests of clients/investors above your own personal interests;

•	use reasonable care and exercise independent and objective professional judgement when carrying out your duties for clients/investors, and prospective clients/investors, and with persons with whom you interact in the course of carrying out your duties;

•	promote the integrity of and uphold the laws and rules governing capital markets and the investment management profession;

•	maintain and improve your professional competence and strive to maintain and improve the competence of other investment professionals with whom you interact; and

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•	ensure that all verbal and written communication, including Bloomberg messages, Bloomberg instant messages, and email messages, are professional and do not include any material that could be regarded as inappropriate or offensive.

Covered persons are reminded that all Bloomberg messages, Bloomberg instant messages, and email messages received and sent, including those deleted, are stored in accordance with BlueBay’s record keeping policies, in archive systems that can be accessed at the request of a regulator.

Compliance with RBC Code of Conduct

The RBC Code of Conduct is based on eight key principles which are as follows:

Principle 1: Upholding the Law

Every RBC company, Partner and employee will, at all times, abide by the law and respect its intent in the best interests of our clients, Partners, employees and shareholders.

Principle 2: Confidentiality

Clients, Partners and employees have a right to privacy and to the security of their personal information. RBC companies, Partners and employees will respect and preserve this right.

Principle 3: Fairness

In all our dealings, we strive to treat people fairly, carefully weighing our responsibilities to all stakeholders. Business relationships — whether cooperative or competitive — will be pursued freely, fairly and openly.

Principle 4: Corporate Responsibility

It is our duty as a corporate citizen to add value to society while earning a profit for our shareholders. RBC companies take responsibility for the effects of their actions, both social and economic.

Principle 5: Honoring Our Trust In You

The funds, property, information and services entrusted to our care belong to RBC companies and their clients alone. Using these assets carelessly, inappropriately, or for personal gain is a violation of this trust.

Principle 6: Objectivity

The judgments we make as employees will be independent of personal interests arising from other business dealings or obligations created by social relationships or personal favours.

Principle 7: Integrity

Our word is our bond. As representatives of RBC companies, we tell the truth in all our communications and do not mislead by commission or omission.

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Principle 8: Individual Responsibility

As responsible women and men, we treat each other with respect. Our working relationships are based on candor, openness and our commitment to empower others rather than to exploit them.

The full RBC Code of Conduct is available on the BlueBay intranet via the HR site here.

Compliance with laws, rules and regulations

BlueBay expects you to comply with all laws, rules and regulations applicable to its business. The policies and procedures included in this Code of Ethics as well as this compliance manual are designed to promote compliance with specific laws and regulations.

You must not engage in any professional conduct involving dishonesty, bribery, fraud, or deceit or commit any act that reflects adversely on the professional reputation, integrity or competence of BlueBay. If you have any concerns that any such acts are proposed or have occurred then you should contact Compliance immediately.

All covered persons are required to comply with all applicable laws of the jurisdiction to which covered person is subject, including but not limited to UK Financial Conduct Authority (“FCA”) Principles; MIFID; the Securities Act of 1933, as amended; the Securities Exchange Act of 1934, as amended; the Sarbanes Oxley Act of 2002, as amended; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; Title IV of the Gramm-Leach Bliley Act, as amended; the Bank Secrecy Act as it applies to funds and investment advisers; and any rules adopted under any aforementioned regulations.

Independence and objectivity

You must use reasonable care and judgement to achieve and maintain independence and objectivity in your activities. You must not offer, solicit or accept any gift, benefit, compensation, or consideration that reasonably could be expected to compromise your own or another’s independence and objectivity.

Conflicts of interest

BlueBay is an investment firm which is authorised and regulated by the FCA and the SEC. Principle 8 of the FCA Rules and Section 206 of the Advisers Act and relevant US law requires a firm to manage conflicts of interest arising in the course of its business (“Conflicts”).

BlueBay has established and implemented the Conflicts of Interest Policy which sets out the most important and/or relevant aspects of the arrangements which BlueBay has put in place to manage potential conflicting interests. The Conflicts of Interest policy is set out in detail later in this Section.

Corporate opportunities

You must not take for yourself personally opportunities that are discovered through the use of your position with BlueBay, except with the approval of a

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member of the BlueBay Management Committee or the Compliance Officer. You owe a duty to BlueBay to advance BlueBay’s legitimate interest when the opportunity to do so arises.

Personal account dealing

You may, from time to time, hold positions in securities held by or traded for clients/investors. No personal account trade should be executed unless it is in accordance with Section 4: Personal Account Dealing. The objective of this policy is to minimise the risk of a conflict of interest arising between the interests of individuals and clients/investors in the execution of trade orders.

Business gifts and entertainment

Business gifts and entertainment are provided in a commercial setting to create goodwill and sound working relationships, not to gain unfair advantage. You must never offer, give, provide or accept a gift or entertainment in connection with BlueBay’s business unless it is in accordance with Section 5: Gifts and Entertainment. The objective of this policy is to minimise the risk of conflict of interest between the interests of you and clients/investors or other third parties such as suppliers.

Political Contributions

Contributions by BlueBay and/or you to politically connected individuals/entities that may have the ability, in some way, to direct prospective clients/investors to BlueBay, or to influence clients/investors of BlueBay, are strictly prohibited.

Prior to giving any monetary contribution, gift or entertainment to government officials, regulators and exchange officials you must obtain pre-approval from a member of Compliance. Compliance will check that the activity is in accordance with applicable laws and regulations.

If you are considering making a political contribution, directly or indirectly, to any state or local government entity, official, candidate, political party, or political action committee in the United States, you must seek pre-clearance from the Compliance Officer. BlueBay is subject to Rule 206(4)-5 under the Advisers Act also known as “Pay-to-Play” rule which narrowly limits political contributions by investment advisers and their employees to public pension funds and other government entities.

You cannot hold a public office if it in any way conflicts with BlueBay’s business.

Charitable Donations

Charitable contributions must be made to legitimate charitable organizations, recognized and treated as such by the appropriate tax authority.

Donations to charities by Partners or employees who are in the position to solicit business on behalf of BlueBay and/or by BlueBay with the intention of influencing such charities to become clients is prohibited.

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In the instance that you wish to make a contribution to a charity in the United States of a value in excess of £1501, you should seek preclearance from Compliance.

Confidentiality

You will exercise care in maintaining the confidentiality of any confidential information regarding BlueBay or its clients/investors, except when disclosure is authorised or legally mandated. You should consult with Compliance if you believe you have a legal obligation to disclose confidential information.

Confidential information includes non-public information that may be helpful to competitors, or otherwise harmful to BlueBay or its clients/investors, and information regarding the portfolio holdings of clients/investors. The obligation to preserve confidentiality continues after your association with BlueBay ends.

Details of information that may or may not be provided to different parties is given in the Section on Disclosure of Information.

Further requirements in respect of confidentiality are given in the BlueBay Asset Management LLP HR Handbook.

Fair dealing

You should endeavour to deal fairly with clients/investors, service providers and competitors, and must not seek unfair advantage through improper concealment, abuse of improperly acquired confidential information, misrepresentation of material facts when the other party is known by you to rely on you to disclose the facts truthfully, or improper and unfair dealing. You must not knowingly make any misrepresentation relating to business activities.

Protection and proper use of BlueBay assets

You should endeavour to protect the assets of BlueBay and its clients/investors and pursue their efficient investment in accordance with BlueBay’s business purposes.

The obligation to protect the assets of BlueBay extends to its proprietary information including intellectual property such as trademarks and copyrights, as well as business plans, marketing plans, database, records, and unpublished financial data and reports.

Insider dealing

You should pay particular attention to potential violations of insider dealing (or in the U.S., “insider trading”) (collectively, “Insider Dealing”) laws and regulations. Insider Dealing is both unethical and illegal and will be dealt with decisively. Included in this general prohibition, all covered persons should refrain from:

10/07/14

[1]	*Contributions are limited to $350 to govt official for whom you are permitted to vote and $150 for the one you cannot vote. Inadvertent donations can be cured if discovered within 60 days of contribution and must be repaid.

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1.	Engaging in any practice or activity that operates as a fraud or deceit upon any client or prospective client;

2.	Directly or indirectly acquiring any beneficial interest in securities of an Initial Public Offering (IPO) or private placement, in which BlueBay client funds have any interest, without prior written approval from the CCO and management.

You must familiarise yourself with Section 6: Market Abuse, Insider Dealing and Loan Trading.

Outside Business and Not-for Profit Activities

You are covered by the pre-clearance and reporting requirements for certain business and not-for-profit activities undertaken outside employment with BlueBay (“Outside Activities”).

Your Outside Activities must not reflect adversely on BlueBay, give rise to an actual or apparent conflict of interest, compromise your duties to BlueBay, or restrict BlueBay’s business activities.

Coverage of business activities

The pre-clearance and reporting requirements apply to any outside business activity for which you will be paid and, whether or not you will be paid, any affiliation with any business (other than BlueBay) as a director, officer, advisory board member, general Partner, owner, consultant, holder of equity interests or holder of any similar position. This will include, but not be limited to, the following examples:

•	accepting a position as a director in an industry-related organisation such as a self-regulatory organisation, an exchange, clearing house or trade association;

•	seeking political office, holding elected or appointed political posts, serving on a public or municipal board or similar public body, or serving as an officer of a political campaign committee, in any jurisdiction; and

•	serving as a pension trustee or on the pension committee of a company.

The pre-clearance and reporting requirements do not apply to:

•	activities undertaken at the request of BlueBay in the normal course of a business in which BlueBay is routinely engaged, such as serving as director on the board of companies in which BlueBay is or may be invested. In these cases BlueBay will consider any conflicts of interest raised by the appointment before it is confirmed;

•	acting as member of creditors, restructuring, steering or other similar committees associated with companies in which BlueBay is or may be invested;

•	an affiliation with a trade association, professional association, or other such organization related to your position at BlueBay;

•	positions with boards, associations and similar entities of which the sole business is to hold title to and/or manage real property in which you can or do reside; or

•	positions within holding companies, trusts or other non-operating entities established solely for the purposes of your or your family’s estate or tax planning or to hold your or your family’s real estate or other investments.

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Coverage of not-for-profit activities

Generally pre-clearance and reporting is not required for not-for-profit activities. Pre-clearance and reporting is required if:

•	the not-for-profit entity is a client of the firm;

•	you have been requested to serve in the not-for-profit capacity by a client or supplier of BlueBay; or

•	your service would otherwise present a conflict of interest or the appearance of a conflict of interest.

Pre-clearance of Outside Activities

On joining BlueBay and prior to taking up an Outside Activity you must obtain pre-clearance from Compliance, who will discuss with BlueBay Management Committee whether the Outside Activity is appropriate, taking into account whether the Outside Activity will:

•	pose a conflict of interest or a reputation risk for BlueBay;

•	present a substantial risk of confusing clients or the public as to the capacity in which you are acting;

•	inappropriately influence a Partners or employee’s business dealings or otherwise create a conflict vis-à-vis the interests of BlueBay or its clients;

•	involve a substantial time commitment so as to detract from the ability to perform his or her job responsibilities at BlueBay;

•	involve use of BlueBay client or proprietary information, or BlueBay’s premises or facilities; or

•	create a legal or regulatory risk for BlueBay.

In general, Partners and employees will not be given approval to work for or serve as a director or officer of or adviser to a competitor of BlueBay. Competitors include unrelated financial services companies of any kind, and others engaged in any business BlueBay is involved in, such as asset managers, depository institutions, credit unions, lenders, investment banks, insurers, insurance agencies, securities brokers, dealers, and underwriters.

The Disclosure of Outside Business Activities Form must be emailed to Compliance.

There is also a Disclosure of Potential Conflicts of Interest Form that all covered persons must complete either with HR or during your compliance induction.

Reporting of Outside Activities

In accordance with Rule 3270 adopted by the Financial Industry Regulatory Authority (“FINRA”) (the self-governing regulatory body of the US Securities Industry), such form should include:

•	The name, address and contact information for the entity or person for which the employee is conducting business activity;

•	A detailed description of the business;

•	A description of the employee’s position and activities conducted for such business;

•	An indication of the start date of such business activity;

•	An estimate of the number of hours devoted to the outside business activity on a monthly basis;

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•	An estimate of the total annual compensation received (or expected to be received) from the outside business activity (including a description of the employee’s compensation rights);

•	Any other information that the employees reasonably believes should be disclosed to BlueBay to provide a full and complete description of the nature of the employees involvement with the outside business activity.

On an annual basis you are required to provide a complete list of Outside Activities as at 31 December in the Annual Disclosure of Outside Activities Form.

You are responsible for ensuring that the information provided to Compliance regarding their Outside Activities remains current and accurate. Specifically, you are responsible for notifying the compliance team of any material changes to Outside Activities.

BlueBay may in its sole discretion withdraw approval for an Outside Activity at any time.

Compliance use of information

All information provided to Compliance will be held on file and treated in strict confidence. Access to the information will be restricted to Compliance, the BlueBay LLP Board of Directors and the BlueBay Management Committee, but may also be disclosed to regulators if required by law, and to consultants, such as suppliers of internal audit services.

Conflicts of interest

Relevant Rules:	Principle 8; SYSC 10; Rule 206(4)-7 under the Investment Advisers Act

Rules Summary:	A Firm must identify record and manage conflicts of interest fairly, both between itself and its customers and between a customer and another client.

Introduction

BlueBay may on occasion find itself in a position where conflicts of interest will arise. If these conflicts of interest are not properly identified and managed, this could lead to a loss of revenue, reputation damage to BlueBay. Consequently, it is important that conflicts of interest are correctly identified and managed within BlueBay, in accordance with this policy.

All BlueBay staff have a role to play in the identification and control of conflicts of interest and must be scrupulous in avoiding any conflict of interest with regard to BlueBay’s interest. This policy provides information about conflicts and sets out details of how to avoid and manage conflicts.

key regulatory requirements

FCA Principles and SEC Rule 206(4)-7 also require that a firm must manage conflicts of interest fairly, both between itself and its customers and between a customer and another client.

MiFID requires that each Member State ensures that its investment firms:

•	take all reasonable steps to identify conflicts of interest (Article 18);

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•	implement a conflicts of interest policy identifying conflicts of interest (or potential conflicts of interest) (Recital 26 and Article 22);

•	appropriately manage any conflicts of interest (Recital 27 and Article 22);

•	maintain records of the investment services/investment activity carried out by, or on behalf of the firm where a conflict of interest entailing a material risk of damage to the interests of one or more clients has arisen or may arise (Article 23);

Definition of Conflict Of Interest

A conflict of interest typically arises where there is an implicit or explicit relationship of trust. Where a person or company can exploit a professional or official capacity for their own benefit or for BlueBay’s benefit, a conflict of interest may be present.

It is important to note that a conflict of interest is possible even where no improper or unethical behaviour occurs.

Common conflicts of interest situations may include, but are not limited to

•	handling of inside or private information

•	personal account trading

•	external directorships and personal outside activities

•	the provision and receipt of gifts and entertainment

•	business activities such as self-dealing, institutional trading and remuneration.

Conflicts of interest may arise, in relation to the investment services provided by BlueBay, in the following circumstances where:

•	BlueBay undertakes fund management activities for other clients;

•	BlueBay acts as agent for a client in relation to trades in which it is also acting as agent for the account of other clients;

•	a director, employee or Partner of BlueBay is a director of, holds or deals in securities of, or is otherwise interested in any company whose securities are held or dealt in on behalf of a client;

•	a director, Partner or employee of BlueBay is a director of a fund which is managed by BlueBay;

•	a trade is effected in securities in respect of which a director, Partner or employee of BlueBay, is contemporaneously trading has either a long or short position;

•	BlueBay may match an order of its client with an order for another client for which it is acting as agent;

•	BlueBay’s interests conflict with the interests of RBC, its shareholder or any affiliated companies;

•	BlueBay Partners and employees have personal relationships or family connections with other BlueBay Partners and employees which may lead to a potential conflict; and

•	a trade is effected in securities issued by a client of BlueBay.

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In these instances, it is important that the conflict is disclosed and that BlueBay assesses whether the interests of a client (or a group of clients) may be damaged. This is likely to occur if:

•	BlueBay (or an Individual, Partner, senior executive or officer or controller) is likely to make a financial gain, or avoid a financial loss to the detriment of a client, either through a lost benefit or a financial cost;

•	BlueBay (or an Individual, Partner, senior executive or officer or controller) has an interest in the outcome of a service provided to the client or of a transaction carried out on behalf of the client, which is distinct from the client’s interest and not to their benefit;

•	BlueBay (or an Individual, Partner, senior executive or officer or controller) has a financial or other incentive to favour the interest of another party over the interests of the client, or to the detriment of the client;

•	BlueBay (or an Individual, Partner, senior executive or officer or controller) carries on or has a significant interest externally in the same business as the client, or is connected to or with the client;

•	BlueBay (or an Individual, Partner, senior executive or officer or controller) receives or will receive from a person other than the client an inducement in relation to a service provided to the client, in the form of monies, goods or services, other than the standard commission or fee for that service;

•	Individuals engaged in the approval of the purchase of supplies on behalf of BlueBay are expected to be free of interests or relationships that are actually or potentially unfavourable or detrimental to the best interests of BlueBay. Individuals shall not engage or participate in any commercial transaction involving BlueBay, (including its affiliates, divisions or subsidiaries) in which they have a financial interest; and

•	BlueBay is required to meet its obligations to regulators or other external agencies, and such obligation conflicts with the interest of a client.

Management of conflicts

BlueBay maintains and operates internal organisational and administrative arrangements to prevent or manage Conflicts. Examples include:

•	governance arrangements under which key business decisions are taken by the respective BlueBay Boards and appointed committees;

•	embedding of FCA Treating Customers Fairly principles throughout BlueBay’s culture, policies and procedures (as detailed in section 9, the Treating Customers Fairly Policy);

•	clearly defined and documented reporting lines and responsibilities;

•	segregation of duties to avoid Conflicts wherever possible;

•	alignment of firm, Partner and employee interests with client interests through linking of remuneration to client portfolio performance;

•	portfolio risk management arrangements to monitor levels of risk taking;

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•	reporting to senior management of action taken to manage actual Conflicts arising and to minimise the risk of recurrence of the Conflict;

•	contractual obligation on all Partners and employees to comply with Compliance and HR policies designed to mitigate Conflicts and to report Conflicts arising;

•	training on regulations, and the policies implemented to promote compliance with those regulations; and

•	recording of potential and actual Conflicts and regular review of the effectiveness of BlueBay’s management of Conflicts.

Conflicts arising from acting for multiple clients

BlueBay has put in place policies to manage Conflicts that may arise when trading for multiple clients, including its:

•	Order Execution Policy to ensure that clients are provided with “best execution”;

•	Order Allocation Policy to ensure the fair allocation of aggregated orders and trades; and

•	Cross Trade Policy to ensure that such trades are executed at the appropriate market price and in the best interest of both clients.

BlueBay receives management fees for some accounts based upon assets under management and for other accounts based upon its performance in managing the accounts.

While BlueBay may benefit more from above average performance in the performance fee accounts as compared with accounts for which it receives asset based fees, its procedures require the fair and equitable allocation of securities among these accounts.

BlueBay enters into “side letters” with certain investors in the BlueBay funds. Material terms are disclosed to investors in accordance with guidance issued by the Alternative Investment Management Association.

Conflicts between Clients and Partners or Employees

BlueBay policies to manage these conflicts include:

•	Personal Account Dealing Policy to ensure that Conflicts between your trading and trading undertaken on behalf of clients are avoided;

•	Gifts & Entertainment policy to ensure that Partners and employees do not accept or give a gift or other benefit that is not justifiable in the circumstances because it gives rise to a potential Conflict;

•	contractual provisions restricting Partners and employees from working for any other businesses if there is any risk of a Conflict arising; and

•	remuneration arrangements for Portfolio Managers that reward both short term and long term performance, and on an individual and on an investment team basis.

Conflicts arising from transacting with affiliates

BlueBay is a subsidiary of RBC, a global financial services company with a number of affiliated entities. RBC group entities may have direct and indirect interests in the financial instruments and markets in which BlueBay invests for its clients and

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may be used, where permitted by regulation and the client’s contract, to effect transactions with those clients. RBC group entities may act in a variety of roles including those of proprietary trader, broker, underwriter, agent or lender in connection with transactions in which BlueBay’s clients have an interest and will receive remuneration or other benefits in connection with these roles.

BlueBay policies to manage these conflicts include:

•	Order Execution Policy requiring that trades with RBC group entities are executed on an arm’s length basis and that BlueBay obtains the best possible result taking into account price, costs, speed, likelihood of execution and settlement, size, nature of the order or any other relevant consideration;

•	Information barriers between BlueBay and RBC designed to ensure that information is not improperly shared among these companies and their Partners and employees;

•	The observance of code of ethics and RBC Code of Conduct; and

•	BlueBay does not invest in RBC shares on behalf of its clients.

Reporting and Disclosure of Conflicts

Any potential conflict of interest that arises in a specific situation or transaction must be disclosed to Compliance and resolved and the action to be taken approved before anyone in BlueBay takes any action. Conflicts of interest may not always be evident, and you should consult with senior management if you are uncertain about any situation and whether a potential conflict of interest may exist.

On disclosure, Compliance will review the circumstances of the potential conflict and will determine whether an actual conflict exists and if so whether there are any reasonable steps that can be taken to manage the conflict. Where a conflict of interest is identified then any action proposed must be approved by a member of the BlueBay Management Committee or the Compliance Officer.

If it is not possible to manage the conflict of interest so that the interests of the client are not harmed, it may be necessary to disclose to the client the nature of the conflict and how or whether a service can be provided or can continue to be provided to the client. All relevant facts must be disclosed to the client in order to allow them to make an informed decision relating to its interests.

If BlueBay does not refrain from acting then the nature of the Conflict will be disclosed to the affected client so that the client may make an informed decision with respect to the services to be provided in the context of which the Conflict arises. It should be noted that conflicts of interest cannot generally be managed simply by means of disclosure and over-reliance on generic disclosure rather than identifying ways of managing the conflict is not permitted.

Record keeping

BlueBay must monitor and keep a record of situations where conflicts of interest arise and it is for the Compliance Department to maintain these records (the “Conflicts Register”). The Compliance Department is in charge of dealing with the conflict of interest that may arise in accordance with FCA and SEC Rules as appropriate.

A record of the Conflicts Register will be maintained by the Compliance Department and it will contain the nature and form of the evidence obtained (for identification purposes) together with a copy of the evidence. If no evidence is

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copied and recorded in the Conflicts Register then sufficient details, instructions and general information will be recorded to enable BlueBay to obtain a copy of the evidence if necessary and when required.

This records will be maintained by the Compliance Department and updated on an ongoing basis and will be kept for seven years.

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